Exhibit 10.7

Confidential Treatment Requested by The Telx Group, Inc.

AMENDED AND RESTATED SUBORDINATION,

ATTORNMENT AND LEASE AGREEMENT

THIS AMENDED AND RESTATED SUBORDINATION, ATTORNMENT AND LEASE AGREEMENT (“Agreement”) is made as of April 16, 2008, by and among 60 HUDSON OWNER LLC, a Delaware limited liability company, having an address c/o Williams Real Estate Co. Inc., 380 Madison Avenue, New York, New York 10017 (“Landlord”), and TELX-NEW YORK, LLC (successor to Colo Properties, Inc.), a Delaware limited liability company, having an address at 1 State Street, 21st Floor, New York, NY 10004 (“Subtenant”).

RECITALS

(A) Landlord and XO Communications Services, Inc. (“Sublandlord”) are the present parties to that certain lease dated as of December 15, 1997, as thereafter amended (collectively, the “Overlease”), whereby Landlord leases to Sublandlord portions of Landlord’s building at 60 Hudson Street, New York, New York (the “Building”);

(B) Sublandlord and Subtenant heretofore entered into that certain sublease dated as of July 14, 2006 (the “Initial Sublease”), whereby Sublandlord subleases to Subtenant a portion of the ninth (9th) floor (“9th Floor”) of the Building (the “Initial Sublease Premises”);

(C) In connection with the Initial Sublease, Landlord and Subtenant executed and exchanged a Subordination, Attornment and Lease Agreement, dated July 21, 2006 (“SALA”), covering the Initial Sublease Premises and the remainder of the 9th Floor heretofore leased by Landlord to Sublandlord (“Additional Sublease Premises”);

(D) Sublandlord now proposes to sublease the Additional Sublease Premises to Subtenant, pursuant to an instrument of Sublease, dated January 17, 2008 (“Additional Sublease”), the Initial Sublease and the Additional Sublease being sometimes hereinafter collectively called the “Sublease;” and

(E) Landlord and Subtenant wish to amend and restate the SALA (and, therefore, supersede and replace the SALA with this Agreement) to cover certain matters pertaining to the subleasing of the Initial Sublease Premises and Additional Sublease Premises (collectively, the “Total Premises”) and the ultimate direct leasing of the Total Premises by Landlord to Subtenant, all upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein by this reference, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1. For the period from the date hereof through the earlier of May 15, 2014 or the effective date of the expiration or termination of the Overlease, the Sublease and the leasehold estate created thereby are hereby unconditionally subordinated, and made subordinate to, the Overlease and the leasehold estate created thereby; and the Overlease and the leasehold estate created thereby shall unconditionally be and remain at all times prior and superior to the Sublease and to the leasehold estate created thereby. This provision shall be self-operative and no further instrument shall be required to confirm or perfect such subordination. However, at the request of Landlord, Subtenant shall execute and deliver such other documents as Landlord reasonably requests and take such other actions as Landlord reasonably requests in order to perfect, confirm or effectuate such subordination. Subtenant acknowledges that the Sublease does not, and is not intended to, grant Subtenant any greater rights in, to or with respect to the Total Premises than are granted to Sublandlord by the Overlease.

2. Subject to the terms of this Paragraph 2, if the Overlease terminates by reason of bankruptcy, re-entry, notice, conditional limitation, summary proceeding or other action or proceeding or for any reason other than by virtue of the default of Subtenant under the Sublease before the expiration of the term of the Sublease (“Sublease Term”, all of such circumstances of termination of the Overlease being sometimes hereinafter collectively called the “Overlease Termination”, and the effective date of any Overlease Termination being herein called the “Succession Date”), the Total Premises shall be directly leased by Landlord to Subtenant upon and subject to the terms and conditions set forth below. It is expressly agreed that if the Overlease terminates by virtue of the default of Subtenant under the Sublease or, on the Succession Date, Subtenant is in default under this Agreement or any of its other leases of space in the Building (“Direct Leases”), then this Agreement shall be null and void and of no force or effect unless Landlord, at Landlord’s option and in Landlord’s sole discretion (“Implementation Option”), notifies Subtenant that, despite such Subtenant default(s), Landlord elects to have this Agreement remain in full force and effect and require Subtenant to lease the Total Premises from Landlord on the terms and conditions contained herein, in which event this Agreement shall be of full force and effect. Landlord shall give Subtenant a written notice setting forth the Succession Date (the “Succession Date Notice”) so that Subtenant may comply with its obligations contained in this Agreement.

If, either by reason of Subtenant’s compliance with the provisions hereof or Landlord’s exercise of the Implementation Option, the Total Premises become leased by Landlord to Subtenant, such leasing, from and after the Succession Date, shall be upon and subject to the terms and conditions hereinafter set forth:

(a) Landlord and Subtenant, having made due investigation to and mutual satisfaction, hereby agree that the Total Premises constitutes 30,000 rentable square feet.

(b) From and after the Succession Date and through and including October 31, 2017 (the duration of such leasing of the Total Premises to Tenant), the Total Premises shall be leased to Subtenant upon and subject to all then applicable terms and conditions of the Amended 9th Floor Lease, as such term is defined in the Amendment of Lease, dated as of May 15, 2006 between Landlord and Tenant (“Lease Amendment”), with the following modifications:

(i) The Total Premises may be used solely for the purposes permitted by Article 2 and any other applicable provisions (and not prohibited by Article 43 and any other applicable provision) of the Amended 9 th Floor Lease;

(ii) The Total Premises shall be leased to Subtenant in its “as is” condition on the Succession Date and Landlord shall not be required to perform any work (or furnish an ACP-5) to prepare the Total Premises for Subtenant’s occupancy. The occupancy of the Total Premises by Subtenant on the Succession Date shall constitute conclusive evidence as against Subtenant that, at the time such possession was taken, the Total Premises were in good and satisfactory condition. Subtenant agrees that Landlord shall have no obligation to deliver vacant possession of any portion of the Total Premises to Subtenant on the Succession Date in

the event Sublandlord (or any other party) holds over in any portion thereof, it being agreed that Subtenant shall have the full responsibility therefor. Notwithstanding its inability to obtain vacant possession of all or any portion of the Total Premises, Subtenant’s obligation to pay Fixed Rent and other amounts pertaining to the Total Premises, and to perform all other obligations pertaining to the Total Premises, shall commence on the Succession Date. The provisions of this subparagraph shall constitute an “express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law. If and when Landlord receives from Sublandlord (other than pursuant to a claim in a bankruptcy proceeding) monies allocable to any period of time from and after the Succession Date for which Subtenant has theretofore paid Landlord in full, Landlord shall, after first reimbursing itself for all reasonable expenses incurred in recovering such monies from Sublandlord, pay to Subtenant, from and limited by the amount of the remaining monies, the amount so paid by Subtenant for any portion of the Total Premises for any period following the Succession Date for which Subtenant did not have possession thereof (exclusive of such amounts paid for any portion of the Total Premises for which Subtenant has been entitled to possession). No provision hereof shall obligate Landlord to attempt to recover any such monies from Sublandlord if, in Landlord’s reasonable judgment, the likelihood of recovery does not warrant the expenditure of the estimated expenses. However, in such event, Landlord shall assign to Subtenant, without recourse, its right to recover such monies from Sublandlord by a document reasonably satisfactory to Landlord and Subtenant;

(iii) The Fixed Rent for the Total Premises (which includes an annual 2-1/2% increase intended to reimburse Landlord for anticipated increases in Building operating expenses in lieu of operating expense escalation or so called porter’s wage escalation) shall be as set forth in the following table:

Period	Fixed Rent Per Annum
Annual period commencing on the Succession Date (“Year 1”)	[***]
Annual period following Year 1 (“Year 2”)	[***]
Annual period following Year 2 (“Year 3”)	[***]
Annual period following Year 3 (“Year 4”)	[***]
Annual period following Year 4 (“Year 5”)	[***]
Annual period following Year 5 (“Year 6”)	[***]
Annual period following Year 6 (“Year 7”)	[***]
Annual period following Year 7 (“Year 8”)	[***]
Period following the end of Year 8 and ending on October 31, 2017	[***]

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iv) The foregoing Fixed Rent payable for the Total Premises shall be in addition to all Fixed Rent otherwise payable under the Amended 9th Floor Lease. Subtenant shall pay Landlord the installment of Fixed Rent for the month in which the Succession Date occurs (appropriately prorated based on the number of days occurring in such month from and after the Succession Date) on or prior to three (3) business days after Subtenant’s receipt of the Succession Date Notice, it being agreed that Landlord shall credit against such installment any rental amounts paid by Subtenant to Sublandlord in respect of such month that Sublandlord pays to Landlord and Landlord elects to retain. If Subtenant has paid to Landlord the prorated installment of Fixed Rent for the month in which the Succession Date occurs prior to the date Sublandlord pays any such rental amount to Landlord which Landlord elects to retain, then Landlord shall promptly pay Subtenant such amount or otherwise credit such amount against Subtenant’s next then installments of Fixed Rent or other rental due under the Amended 9th Floor Lease. Subtenant acknowledges and agrees that Landlord shall have no liability whatsoever to Subtenant if Sublandlord does not so pay such rental amount to Landlord and Subtenant shall look solely to Sublandlord for the return of such rental amount. Subtenant shall thereafter pay the Fixed Rent to Landlord on the terms and conditions contained in the Amended 9th Floor Lease. If October 31, 2017 occurs during any Year set forth in the table above, then the Fixed Rent for such Year shall be appropriately prorated and the remaining Years during such table shall be inapplicable; and

(v) It is the intention of the parties that additional rent payable by Subtenant for the Total Premises shall be calculated in the same manner as the additional rent payable for the Additional Premises (as defined in the Lease Amendment) except that the applicable Tenant’s Proportionate Share for the Total Premises shall be 3.57%.

(c) If and when the Total Premises becomes leased to Subtenant pursuant to any provision of this Paragraph 2, the security deposit under the Amended 9th Floor Lease shall be further increased by $900,000.00 (the “Additional Security Deposit”), which increase shall constitute additional rent under the Amended 9th Floor Lease and be accomplished by the procedure, and be governed by the provisions, set forth in Paragraph 7 of the Lease Amendment. Subtenant shall pay the Additional Security Deposit to Landlord on or prior to three (3) business days after Subtenant’s receipt of the Succession Date Notice, it being agreed that if Subtenant fails to pay such Additional Security Deposit on or prior to such third (3rd) day after the Succession Date and Landlord notifies Subtenant thereof (which notice may be oral), then Subtenant shall pay the Additional Security Deposit to Landlord on the next succeeding business day following such notice, failing which this Agreement shall be null and void and of no force or effect. Landlord, however, at Landlord’s option and in Landlord’s sole discretion, shall have the right to instead elect that this Agreement remain in full force and effect despite Subtenant’s failure to so pay the Additional Security Deposit to Landlord, in which event Landlord shall have all of the rights and remedies contained in the Amended 9th Floor Lease for such failure. Any security deposit held by Sublandlord under the Sublease and delivered by Sublandlord to Landlord and retained by Landlord at Landlord’s election shall be credited against the Additional Security Deposit, it being agreed that if Subtenant has paid to Landlord the Additional Security Deposit prior to the date Sublandlord pays or otherwise delivers the security deposit held by Sublandlord to Landlord, then Landlord shall promptly pay to Subtenant such security deposit amount so paid or delivered by Sublandlord and retained by Landlord at Landlord’s election. Subtenant acknowledges and agrees that Landlord shall have no liability whatsoever to Subtenant if Sublandlord does not so pay or delivery such security deposit to Landlord and Subtenant shall look solely to Sublandlord for the return of such security deposit.

(d) At Landlord’s option, Subtenant shall deliver to Landlord promptly after Landlord’s request therefor, such reasonable confirmatory documentation as Landlord requests with respect to such direct leasing (although the failure of Landlord and Subtenant, for any reason, to fail to execute and deliver such documentation shall not affect the direct leasing of the Total Premises provided for herein).

(e) Nothing in this Agreement shall be deemed to be or construed to be an agreement by Landlord to perform any covenant of Sublandlord as the landlord under the Sublease at any time prior to the Succession Date.

(f) From and after the Succession Date, Landlord shall not be: (i) bound by any rent or additional rent which Subtenant might have paid for more than the current month or billing period to any prior landlord (including Sublandlord) under the Sublease, unless Landlord shall have first consented thereto in writing; (ii) liable for any previous act or omission of any prior landlord under the Sublease; (iii) liable for any rent concession, work obligation, work allowance, brokerage commission or other cost of any nature provided for in, or relating in any way to, the Sublease; (iv) subject to any defense, offset or counterclaim accrued in favor of Subtenant; or (v) liable for any security deposit or other monies deposited with Sublandlord, except to the extent actually turned over to Landlord.

(g) In addition, if the Overlease expires on its natural expiration date of May 14, 2014 (without prior termination for any reason), then, upon and subject to the applicable provisions set forth in this Paragraph 2, the Total Premises shall be directly leased by Landlord to Tenant from May 15, 2014 through October 31, 2017, except that the initial Fixed Rent for the Total Premises shall be the Fixed Rent hereinabove set forth for Year 6 (as if Year 6 had commenced on May 14, 2014).

3. Prior to the Succession Date, Subtenant shall not (without the prior written consent of Landlord in each instance):

(a) amend the Sublease; or

(b) pay any rent or additional rent for more than the current month or billing period; or

(c) sub-sublease all or any portion of the Total Premises or assign the Sublease.

4. Whenever Subtenant receives from Sublandlord a notice the effect of which is to commence the running of any notice, grace or cure period with respect to any default by Subtenant under the Sublease, Subtenant shall promptly give a copy of such notice to Landlord. Thereafter Subtenant shall furnish Landlord with such information known to Subtenant as Landlord shall reasonably request with respect to the status of the default referred to therein or Sublandlord’s exercise of its remedies on account thereof.

5. This Agreement shall be the whole and only agreement with regard to the subordination of the Sublease and the leasehold estate created thereby to the Overlease, and shall supersede and cancel, but only insofar as would affect the priority between the Sublease and the Overlease, any prior agreements as to such subordination.

6. This Agreement may, be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument. Signature and acknowledgement pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document.

7. Except as hereinafter provided, this Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors-in-interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors-in-interests. The terms “Landlord,” “Sublandlord” and “Subtenant” shall include such successors-in-interest. Notwithstanding the foregoing however, if (a) the holder of any mortgage on the Building or the land on which it stands (“Land”), or (b) the lessor under any ground or underlying lease of the Land and/or Building, succeeds to the interest of Landlord under the Overlease by reason of foreclosure, deed in lieu of foreclosure, lease termination or other like remedy upon the default of Landlord, then this Agreement shall not be binding on such mortgagee or lessor.

8. The interpretation, validity and enforcement of this Agreement shall be governed by and construed under the laws of the State of New York.

9. All notices and other communications to be made hereunder to the parties hereto shall be in writing and shall be deemed duly given if personally delivered, sent by a nationally recognized courier service, or mailed by registered or certified mail, return receipt requested, addressed to such party at the address set forth below for such party or as such party shall have last designated by notice in writing to the other parties hereto. Notices shall be deemed received when personally delivered or upon receipt if mailed or sent by a courier service.

To Landlord:	60 Hudson Owner LLC
c/o Williams Real Estate Co. Inc.
380 Madison Avenue
New York, NY 10017
Attention: Robert Getreu

With a copy simultaneously sent to:

Lloyd Shor, Esq.
Blank Rome LLP
405 Lexington Avenue
New York, NY 10174

To Subtenant:	Telx-New York, LLC
1 State Street, 21st Floor
New York, NY 10004
Attention: Todd Raymond, Esq.

All notices shall be deemed received two (2) business days after the date sent as above set forth. Any party may, by notice sent to the other parties as hereinabove set forth, designate a different address to which notices hereunder shall be sent.

10. This Agreement shall amend and restate the SALA and, from and after the date hereof, the SALA shall be of no further force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LANDLORD:	60 HUDSON OWNER LLC

	By:	Hudson Telegraph Associates, L.P.,
its managing member

		By:	Sixty Hudson Management LLC,
general partner

			By:	/s/ Kenneth Carmel
			Name:	Kenneth Carmel
Manager

SUBTENANT:	TELX-NEW YORK, LLC

	By:	/s/ J. Todd Raymond
	Name:	J. Todd Raymond
	Title:	President